Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 4, 2016, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-209870) and related Prospectus of Phillips 66 Partners LP for the registration of 250,000,000 of its common units and to the incorporation by reference therein of our report dated May 4, 2016, with respect to the combined financial statements of Sweeny Fractionator/Standish as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 included in Phillips 66 Partners LP’s Current Report on Form 8-K dated May 4, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

May 10, 2016